Exhibit 99.1

Vertical Branding, Inc. Announces $5 Million Asset-Based Line of Credit

Thursday June 7, 12:06 pm ET

LOS ANGELES, June 7, 2007 (PRIME NEWSWIRE) -- Vertical Branding, Inc. (OTC BB:VBDG.OB - News) announced today that it has closed an asset-based financing arrangement with BFI Finance located in San Jose, California. The line of credit affords up to $5 million of borrowing capacity subject to the availability and value of eligible accounts receivable and inventory assets. The Company expects access to additional working capital through the line to enhance the growth in the Company's transactional marketing and retail distribution business segments.

``This line of credit is an important element of our efforts to execute our business plan and continue our trend of the past few quarters of impressive year over year growth,'' said Nancy Duitch, Chief Executive Officer of Vertical Branding. ``Additional purchasing power for advertising media and inventory will be instrumental to our objective of turning brand awareness created for our products through transactional marketing into revenues from our retail customers.''

The terms with BFI Finance call for a revolving line of credit of up to $5 million against a borrowing base comprised of 85% of eligible accounts receivable and 30% of eligible inventory, with all borrowings secured by the assets of the Company. The interest rate on borrowed amounts is two points over the greater of prime or 6.5%, calculated daily. The financing announced today replaces the Company's previous $2 million accounts receivable factoring facility, terminated in conjunction with the closing of the asset-based line.

About Vertical Branding, Inc.

Vertical Branding, Inc. (VBI) and its subsidiary companies comprise a consumer products branding, marketing and distribution enterprise. The Company employs a cross-platform media strategy and multi-faceted marketing approach to move its proprietary and licensed consumer products through multiple channels of distribution. These channels include multimedia (TV, print, radio and Internet) direct to consumer sales as well as traditional wholesale, retail and international distribution. VBI optimizes revenue growth and profitability by combining its proven creativity and sales expertise in packaging and messaging with the application of strategic analytical tools to track and direct marketing efforts. Current Company product categories include home improvement, personal care and cosmetic products. The Company continuously evaluates and develops new products that bring consumers value and that are suited to the Company's marketing, distribution and sales methodologies.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission. We assume no obligation to update these forward-looking statements. This document is only for the general information of shareholders, potential investors and other interested parties, and is not to be construed as an offer to sell or the solicitation of an offer to buy any securities. The opinions expressed herein are the current opinions of management as of the date appearing on this document.

Contact:

          RedChip Companies

          Jon Cunningham

          1(800) REDCHIP  ext. 107

          Jon@RedChip.com

          info@redchip.com

          www.RedChip.com

Source: Vertical Branding, Inc.